Digi Reports Fiscal 2003 Third Quarter Results - Page 5

EXHIBIT 10.1
                               Presidential Place
                            800 South Ocean Boulevard
                                  Apartment L1
                                   Boca Raton
                                  Florida 33432

                                  February 2005

To:                           TNCi UK Ltd. - in administration
         (Company no. 3780682)
         Pacific House
         Stanier Way
         Wyvern Business Park
         Derby
         Derbyshire DE21 6BF


Dear Sirs

                                                          LOAN OF (POUND)100,000

I am writing to set out the terms which we have agreed for TNCi UK Ltd (the "Company") to borrow the sum of (pound)100,000 [one hundred thousand pounds sterling] (the "Loan") from me. By countersigning this letter you wiLL BE agreeing to the terms and conditions set out in this letter.

1.    AMOUNT AND ADVANCES

      The amount of the Loan will be the principal sum of (pound)100,000 which will be advanced to the Company IN A single drawing on satisfaction of the condition precedent set out in paragraph 2 of this letter.

      We may agree that I make further advances to you (but there is no commitment on me to do so) in which case any such further advances will form part of the Loan and (save to the extent we specifically agree otherwise) will be subject to the terms of this letter.

2.    CONDITIONS PRECEDENT

      Drawdown of the Loan is conditional on you entering into a debenture (the "Debenture") in the form attached to this letter providing security as set out in paragraph 3 of this letter.

3.    SECURITY

      The Loan will be secured by the Debenture granting security over your entire assets and undertaking.

4.    INTEREST

      The Loan will bear interest at the rate of 6% per annum compounding annually from the date of advance to the date of actual repayment (whether before or after any judgement).

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Digi Reports Fiscal 2003 Third Quarter Results - Page 6

5.    REPAYMENT AND PREPAYMENT

      The Loan will be repaid together with accrued interest on 28 February 2006 unless prepaid earlier or an event accelerating repayment has occurred.

      The Loan may be prepaid at any time together with accrued interest without payment of any prepayment fee.

      Any repayment (whether scheduled or accelerated) will be subject to the payment of any claims having priority to the Loan, including (if applicable but without limitation), expenses of the administration (as defined in rule 2.67(1) of the Insolvency Rules 1986) of the Company.

6.    ACCELERATED REPAYMENT

      Notwithstanding any other terms and conditions in this letter, should any of the following events occur at any time, I will have the right to declare all sums outstanding in respect of the Loan to be immediately due and payable and, subject to the provisions of the Insolvency Act 1986, to enforce any security which I may have. In such event, subject as stated in paragraph 5 of this letter, you will forthwith repay or pay to me all principal, accrued interest and other sums due to me. The events are:

      (a)   you fail to pay any sum due to me on the due date for payment;

      (b) you fail to perform or comply with any of your other obligations under this letter or the Debenture and, where such failure to perform or comply is capable of remedy, you do not remedy the same to my reasonable satisfaction within 14 days;

      (c) an order is made by any competent court or resolution passed for the Company's winding up or dissolution;

      (d) it becomes unlawful for you to perform any of your obligations in respect of the Loan.

7.    INDULGENCES

      My failure at any time or times to require performance of any provision of this letter will not affect my right to enforce such provision at a later time. No waiver by me of any condition or the breach of any term or condition contained in this letter in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or breach. No purported waiver or indulgence granted by me shall be of any effect or in any way binding on me unless made in writing.

8.    EXPENSES

      You will reimburse me on demand the amount of all reasonable costs and expenses incurred by me in connection with the negotiation, preparation and execution of this letter and the Debenture (which I may deduct from any instalment of the Loan) and with the granting of any waiver or consent hereunder or thereunder and with the preservation and/or enforcement of any of my rights hereunder or thereunder.

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Digi Reports Fiscal 2003 Third Quarter Results - Page 7

9.    PAYMENTS

      Any payment to be made by you under the terms of this letter must be made in same day available funds to such sterling account in the United Kingdom as I may from time to time specify. The advance of the Loan by me will be made to an account of the administrators of the Company.

      All payments by you hereunder must be made free and clear of any set off, counterclaim, deduction or withholding save for any withholding required by law. Where any such withholding is so required you will furnish me with an appropriate certificate of such withholding.

10.   ADMINISTRATORS' LIABILITY

      I agree that the Company's administrators are party to this letter only for the purpose of receiving the benefit of this letter and that neither the Company's administrators nor either of them nor their firm nor their staff employees agents or advisors shall incur any personal liability under this letter or under or in relation to any associated arrangements whether such liability would arise under statute or otherwise howsoever.

11.   NOTICES

      Any notice to be given pursuant to this letter must be in writing and may be either delivered personally or sent by fax transmission.

      Your address for service while the Company is in administration will be c/o KPMG LLP, St Nicholas House, Park Row, Nottingham NG1 6FQ (fax number 0115 935 3518) marked for the attention of Allan Graham. Otherwise your address for service will be the registered office for the time being of the Company.

      My address for service will be c/o Ocean Castle Partners, LLC, Suite 120, 1811 Chestnut Street, Philadelphia, PA 19103 (fax number +1 215 972 8183).

      A notice which is personally delivered or sent by fax transmission will be deemed to have been duly given at the time of delivery or at the time of conclusion of the despatch if during normal business hours of the recipient or, if not, at the commencement of the next business day of the recipient.

12.   COUNTERPARTS

      This letter may be signed and executed in any number of counterparts, each of which will be deemed to be an original and which together will constitute one and the same agreement.

13.   THIRD PARTY RIGHTS

      It is not intended that any provision of this letter shall be enforceable by any person who is not a party to it.

14.   GOVERNING LAW AND JURISDICTION

      This letter will be governed by the laws of England and Wales and the parties submit to the exclusive jurisdiction of the courts of England and Wales.

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Digi Reports Fiscal 2003 Third Quarter Results - Page 8

Kindly countersign this letter where indicated below to acknowledge your acceptance of the terms and conditions set out in this letter.

Yours faithfully


I L Gross                                        ...............................


I agree to the terms and conditions set out in the above letter.


For and on behalf of
TNCi UK Ltd.


...................................
A Graham
Joint Administrator